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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-95282, 333-3438, 333-26135, 333-44281, 333-50679, 333-76991,
333-33944 and 333-56800) pertaining to the 1993 Employee Stock Purchase Plan, the 1995 Director Stock Option Plan, the 1989 Stock Plan, the Nonstatutory Stock Plan, and the 1998 Stock Plan of Integrated Silicon Solution, Inc. of our report dated October 26, 2001, with respect to the consolidated financial statements and schedule of Integrated Silicon Solution, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2001.


                                       /s/ ERNST & YOUNG LLP

San Jose, California
December 13, 2001